Exhibit 20.2

MANAGEMENT INFORMATION CIRCULAR

INFORMATION INCORPORATED BY REFERENCE

Certain information contained in this management information circular (Circular) has been incorporated by reference from the annual report on Form 20-F (Form 20-F) of Canadian Solar Inc. (Corporation) for the year ended December 31, 2022 which has been filed with the United States Securities and Exchange Commission and is attached hereto as Schedule A.

VOTING INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of the Corporation for use at an annual meeting of shareholders of the Corporation (Meeting) to be held at the time and place and for the purposes set forth in the notice of meeting accompanying this Circular.

The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone, in writing or in person by the directors, officers and regular employees of the Corporation. The Corporation may also use the services of a proxy solicitation firm. The cost of the solicitation of proxies will be borne by the Corporation.

Appointment of Proxies

The individuals named in the accompanying form of proxy are officers of the Corporation.

A shareholder has the right to appoint a person (who need not be a shareholder) other than the individuals named in the accompanying form of proxy to be the proxy of the shareholder at the Meeting and may exercise this right either by inserting that person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. To be effective, completed proxies must be received by Computershare Trust Co. Inc. (Computershare) by mail, in the enclosed return envelope, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Revocation of Proxies

Proxies given by shareholders for use at the Meeting may be revoked at any time before their use. In addition to revocation in any manner permitted by law, a proxy may be revoked by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney duly authorized in writing with Computershare by mail or overnight delivery to Computershare, 150 Royal Street, Suite 101, Canton, Massachusetts, 02021, United States of America, Attention: Proxy Department, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Voting and Discretion of Proxies

The common shares represented by the proxies solicited by management pursuant to this Circular will be voted in accordance with the directions contained therein.

If no directions are contained therein, the common shares will be voted FOR:

(a)	the election of each of the eight (8) nominees for election as director named in the Circular; and

(b)	the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the auditors of the Corporation and the authorization of the directors of the Corporation to fix their remuneration;

The accompanying form of proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in this Circular and in respect of other matters that may properly come before the Meeting or any adjournment thereof. Management of the Corporation knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments or variations or other matters properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgement.

Voting Shares

Shareholders of record on May 5, 2023 are entitled to receive notice of and vote at the Meeting. The authorized capital of the Corporation consists of an unlimited number of common shares. As of May 5, 2023, there were 64,653,481 common shares outstanding. All of the outstanding common shares may be voted at the Meeting. Shareholders are entitled to one vote for each common share held by them.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying 5% or more of the voting rights attached to any class of voting securities of the Corporation are set out in Item 6E “Share Ownership” of the Form 20-F.

Required Approvals

The election of directors and the appointment of auditors require the approval of a majority of the votes cast on the matter by those shareholders of the Corporation present in person or by proxy at the Meeting.

MATTERS TO BE ACTED UPON AT THE MEETING
ANNUAL BUSINESS MATTERS

Consolidated Financial Statements

The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2022, together with the auditors’ report thereon and the notes thereto, accompany this Circular and will be submitted to the Meeting. Receipt of the audited consolidated financial statements will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

The articles of the Corporation require that the Corporation have a minimum of three directors and a maximum of ten directors. The articles of the Corporation provide that the actual number of directors within the specified minimum and maximum may be determined from time to time by resolution of the directors. The board of directors of the Corporation (Board) has by resolution fixed the number of directors of the Corporation to be elected at the Meeting at eight. The term of office of each of the current directors will expire at the close of the Meeting. The term of office of each of the directors elected at the Meeting will expire at the close of the annual meeting of shareholders following the Meeting, or until their successors are duly elected or appointed in accordance with the Articles or until such director’s earlier death, resignation or removal.

Management of the Corporation proposes to nominate the eight (8) individuals named below for election as directors of the Corporation. The Corporation has not received notice, and management of the Corporation is not aware, of any other nominees for election as directors of the Corporation. Shareholders may vote for all of the nominees named below, vote for one or more of them and withhold their vote for others of them, or withhold their vote for all of them., At the Meeting, shareholders will be asked to pass an ordinary resolution to approve the appointment of the eight (8) nominees set forth below as directors of the Corporation. An ordinary resolution needs to be passed by a simple majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote at the Meeting.

Under the Corporation’s Corporate Governance Guidelines, any nominee for election as a director of the Corporation in an uncontested election who receives, from common shares voted in person or by proxy at the Meeting, a greater number of shares withheld than shares voted in his favour for election as a director must promptly tender his resignation to the Chairman of the Board, such resignation to take effect on acceptance by the Board. The Nominating and Corporate Governance Committee of the Board will expeditiously consider the director’s offer to resign and make a recommendation to the Board on whether to accept it. In considering the director’s offer to resign and making its recommendation, the Nominating and Corporate Governance Committee will evaluate the best interests of the Corporation and its shareholders and will consider a number of factors, including alternatives to cure the underlying cause of the votes withheld, the experience/expertise of the director, the overall composition of the Board and whether accepting the resignation would cause the Corporation to fail to satisfy any listing or regulatory requirement. The Board will have 90 days after the date of the Meeting to make a final decision and announce it by way of press release. A director who tenders his resignation may not participate in the deliberations of the Nominating and Corporate Governance Committee or the Board on whether to accept his resignation offer.

Director Nominees

The following table sets out the name and city, province or state and country of residence of each individual proposed to be nominated for election as a director of the Corporation at the Meeting and his current position with the Corporation. It also sets out information with respect to the individual’s equity ownership, current membership on Board committees, other public board memberships held in the past five years, areas of expertise/experience and, where applicable, Board and Board committee meeting attendance during the 12 months ended December 31, 2022.

Additional information can be found in Item 6A “Directors and Senior Management”, Item 6C “Board Practices – Committees of the Board of Directors” and Item 6E “Share Ownership” of Form 20-F.

Name: Shawn (Xiaohua) Qu Age: 59 Municipality of residence: Suzhou, People’s Republic of China Director since: 2006 Non-independent	Dr. Shawn (Xiaohua) Qu has served as our chairman, president and chief executive officer since founding our company in October 2001. Through his leadership, Canadian Solar went public on the Nasdaq in 2006 and is one of the world’s largest solar technology and renewable energy companies, with approximately 18,500 employees globally. Canadian Solar is a leading manufacturer of solar photovoltaic modules, provider of solar energy and battery storage solutions, and developer of utility-scale solar and battery storage projects with a geographically diversified pipeline in various stages of development. Over the past 22 years, our products and services have benefited thousands of customers in over 160 countries, and provided clean electricity to millions of households. Prior to founding Canadian Solar, Dr. Qu worked at ATS Automation Tooling Systems in Canada and its subsidiary Photowatt International in France. Before that, Dr. Qu was a Research Scientist at Ontario Hydro (now Ontario Power Generation). Dr. Qu received a BSc degree from Tsinghua University, an MSc degree in Physics from the University of Manitoba and a PhD degree in Materials Science from the University of Toronto. Dr. Qu continued working as a postdoctoral researcher at the University of Toronto, focusing on semiconductor optical devices and photovoltaic cells. Dr. Qu has been a fellow of Canadian Academy of Engineering since 2019.
Areas of expertise/experience
	● Strategic Leadership ● International Operations	● Industry ● Technology
Other public company directorships in the past five years
None
	Board/Committee Membership		Attendance
	Board Technology Committee		8 of 8 2 of 2	100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	13,713,799 (3)	26,291 (3)	309,591 (2)(3)

Name: Harry E. Ruda Age: 64 Municipality of residence: Toronto, Ontario, Canada Director since: 2011 Independent Resident Canadian	Dr. Harry E. Ruda has served as an independent director of our company since July 2011. He is the Director of the Centre for Advanced Nanotechnology, the Stanley Meek Chair in Nanotechnology and Professor of Applied Science and Engineering at the University of Toronto, Canada. From 1982 to 1984, he developed one of the first theories for electron transport in selectively doped two-dimensional electron gas heterostructures, while working as an IBM post-doctoral fellow. From 1984 to 1989, he was a senior scientist at 3M Corporation, developing some of the first models for electronic transport and optical properties of wide bandgap II-VI semiconductors. Dr. Ruda joined the faculty of the University of Toronto in 1989 in the Materials Science and Engineering and Electrical and Computer Engineering Departments. His research interests focus on the fabrication and modeling of semiconductor nanostructures with applications in the fields of optoelectronics, energy and sensing. Dr. Ruda was one of the founders of a Canadian National Centre of Excellence in Photonics. He has served on the National Science and Engineering Council of Canada and on other government panels, including those of the Department of Energy, Environmental Protection Agency, National Science Foundation in the U.S. and the Royal Academy of Engineering and Engineering Physical Sciences Research Council in the United Kingdom. Dr. Ruda is a Fellow of the Royal Society of Canada, a Fellow of the Institute of Physics, a Fellow of the Institute of Nanotechnology, and a Fellow of the Canadian Academy of Engineering. He obtained his Ph.D. in semiconductor physics from the Massachusetts Institute of Technology in 1982.
Areas of expertise/experience
	● Semiconductor Device Engineering ● Research and Development	● Strategy ● Risk Management
Other public company directorships in the past five years
None
	Board/Committee Membership	Attendance
	Board Audit Committee Compensation Committee Technology Committee	8 of 8 11 of 11 5 of 5 2 of 2	100% 100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	29,137	Nil	30,607(2)

Name: Lauren C. Templeton Age: 47 Municipality of residence: Lookout Mountain, Tennessee, USA Director since: 2020 Independent	Ms. Lauren C. Templeton has served as an independent director of our company since January 2020. Ms. Templeton is the founder and President of Templeton & Phillips Capital Management, LLC, a global investing boutique located in Chattanooga, Tennessee. She is also an independent director and member of the audit committee of Fairfax Financial Holdings Limited, a financial holding company engaged in property and casualty insurance and reinsurance and associated investment management, and its publicly-traded subsidiary, Fairfax India Holdings Corporation. Ms. Templeton serves on a number of non-profit organizations, including serving as Chairperson of the Board of Trustees of the John Templeton Foundation. She is a member of the Templeton World Charities Foundation and the Templeton Religion Trust. She also serves on the Board of Overseers at the Atlas Economic Research Foundation. Ms. Templeton is the former President of the Southeastern Hedge Fund Association, based in Atlanta, Georgia. She is also the co-author of “Investing the Templeton Way: The Market Beating Strategies of Value Investing’s Legendary Bargain Hunter”, which has been translated into nine languages. Ms. Templeton holds a Bachelor of Arts Degree in Economics from the University of the South, Sewanee.
Areas of expertise/experience
	● Capital Markets ● Corporate Finance	● Investment ● Strategy
Other public company directorships in the past five years
Financial Holdings Limited and Fairfax India Holdings Corporation.
	Board/Committee Membership	Attendance
	Board Compensation Committee Nominating and Corporate Governance Committee	8 of 8 5 of 5 12 of 12	100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	3,240	Nil	30,607(2)

Name: Andrew (Luen Cheung) Wong Age: 65 Municipality of residence: Hong Kong Special Administrative Region, People’s Republic of China Director since: 2014 Independent	Mr. Andrew (Luen Cheung) Wong has served as an independent director of our company since August 2014. He has also served as a director of Chubb Life Insurance Company Ltd. since 2008, and is an independent director and the vice-chairman of Huazhong In-vehicle Holdings Company Limited, which is listed in Hong Kong Stock Exchange. Previously, Mr. Wong served as a director and a member of the audit committee, nomination and remuneration committee of China CITIC Bank Corporation Limited, a company listed on The Stock Exchange of Hong Kong, between 2013 and 2018. Mr. Wong was the director of Intime Retail (Group) Co. Ltd., a company listed on The Stock Exchange of Hong Kong, between 2013 and 2014, and was the director and a member of audit committee, risk management committee, nomination and remuneration committee of China Minsheng Bank, a company listed on The Stock Exchange of Hong Kong, from 2006 to 2012. From 1982 to 2006, Mr. Wong held senior positions at the Royal Bank of Canada, the Union Bank of Switzerland, Citicorp International Limited, a merchant banking arm of Citibank, Hang Seng Bank Limited and DBS Bank Limited, Hong Kong. Mr. Wong was awarded the National Excellent Independent Director by the Shanghai Stock Exchange in 2010 and received the Medal of Honour (Hong Kong SAR) from the Hong Kong SAR Government in 2011. Mr. Wong obtained his Bachelor of Social Sciences (Honours) degree from the University of Hong Kong in 1980 and a Master of Philosophy degree from Hong Kong Buddhist College in 1982.
Areas of expertise/experience
	● Corporate Finance ● China Operations	● Capital Markets ● Strategy
Other public company directorships in the past five years
China CITIC Bank Corporation Limited
	Board/Committee Membership	Attendance
	Board Compensation Committee Nominating and Corporate Governance Committee	8 of 8 5 of 5 12 of 12	100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	4,724	Nil	30,607(2)

Name: Lap Tat Arthur Wong Age: 63 Municipality of residence: Beijing, People’s Republic of China Director since: 2019 Independent	Mr. Lap Tat Arthur Wong has served as an independent director of our company since March 2019. Mr. Wong currently serves as an independent director and chair of the audit committee of the following companies: Daqo New Energy Corp. (NYSE: DQ); and Microvast Holdings, Inc. (NASDAQ: MVST). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer of Asia New Energy Holdings Pte. Ltd, Nobao Renewable Energy Holding Ltd., GreenTree Inns Hotel Management Group, Inc. and Beijing Radio Cultural Transmission Company Limited, sequentially. From 1982 to 2008, Mr. Wong held various positions with Deloitte Touche Tohmatsu (Deloitte) in Hong Kong, San Jose and Beijing, with his last position as a partner in Deloitte’s Beijing office. Mr. Wong received a Higher Diploma in Accountancy from Hong Kong Polytechnic University and a Bachelor of Science degree in Applied Economics from University of San Francisco. He is a member of the American Institute of Certified Public Accountants; a fellow of the Association of Chartered Certified Accountants; and a fellow of the Hong Kong Institute of Certified Public Accountants.
Areas of expertise/experience
	● Audit/Accounting ● Corporate Finance	● Capital Markets ● Corporate Reporting
Other public company directorships in the past five years
China Automotive Systems, Inc. China Maple Leaf Educational Systems Limited
	Board/Committee Membership	Attendance
	Board Audit Committee Nominating and Corporate Governance Committee	8 of 8 11 of 11 12 of 12	100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	8,281	Nil	30,607(2)

Name: Leslie Li Hsien Chang Age: 68 Municipality of residence: Hong Kong Special Administrative Region, People’s Republic of China Director since: 2020 Independent	Mr. Leslie Li Hsien Chang has been serving as an independent director of our company since September 2020, and has been serving as a director of CSI Solar since December 2020. Mr. Chang is currently an independent nonexecutive director of Huzhou Gas Company Limited. Mr. Chang has been serving as Senior Advisor to CITIC Capital (Holdings) Limited since 2014. Prior to that, Mr. Chang served as a senior corporate executive and board director at several listed companies in Hong Kong. He joined CITIC Pacific limited as General Manager, Finance in 1994 and later became the Executive Director and Deputy Managing Director of the company responsible for the Group’s financial management, accounting, and treasury functions. Mr. Chang also served as the Executive Director and Chief Executive Officer of HKC (Holdings) Limited; Executive Director and Vice Chairman of China Renewable Energy Investment Limited; Alternate Director on the board of Cathay Pacific Airways Limited and Independent Non-Executive Director of Pou Sheng International (Holdings) Limited, among other roles. Mr. Chang started his career after graduating from George Mason University business school in 1984 and joined the New York Office of KPMG. He became a partner of the firm specializing in the financial services industry and served as the Director of the Chinese Practice. Mr. Chang served as a certified public accountant in the State of New York and member of the American Institute of Certified Public Accountants, Chartered Global Management Accountants, and the Hong Kong Institute of Certified Public Accountants.
Areas of expertise/experience
	● Strategy ● Capital Markets ● Audit/Accounting	● Investment ● Corporate Finance
Other public company directorships in the past five years
None
	Board/Committee Membership	Attendance
	Board Nominating and Corporate Governance Committee Sustainability Committee	8 of 8 12 of 12 2 of 2	100% 100% 100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	Nil	Nil	29,020(2)

Name: Yan Zhuang Age: 59 Municipality of residence: Suzhou, People’s Republic of China Director since: 2020	Mr. Yan Zhuang has been serving as a director of our company since September 2020. He is also the President of CSI Solar, and has been serving as a director of CSI Solar since September 2020. He has served various leadership roles, most recently as our president and chief operating officer, and previously as acting chief executive officer, senior vice president and chief commercial officer, senior vice president of global sales and marketing, and prior to that as our vice president of global sales and marketing. He was an independent director of our company from September 2007 to June 2009. Mr. Zhuang has worked in corporate branding, sales and marketing positions with, or provided consulting services to, a variety of multinational companies for over 20 years. In 2008, he founded and became a director of INS Research and Consulting. Mr. Zhuang was the head of Asia for Hands-on Mobile, Inc., a global media and entertainment company with operations in China, South Korea and India, from 2006 to 2007. He previously served as its senior vice president of business operations and marketing in Asia. Before joining Hands-on Mobile, Inc., he held various marketing and business operation positions with Motorola Inc., including as its Asia Pacific regional director of marketing planning and consumer insight. Mr. Zhuang holds a bachelor’s degree in electrical engineering from Northern Jiaotong University, China, a Master of Science degree in applied statistics from the University of Alberta, Canada and a Master of Science degree in marketing management from the University of Guelph, Canada.
Areas of expertise/experience
	● Strategy ● Sales	● Corporate Branding ● Marketing Management
Other public company directorships in the past five years
None
	Board/Committee Membership	Attendance
	Board	8 of 8	100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	Nil	Nil	149,432(2)

Name: Huifeng Chang Age: 57 Municipality of residence: Princeton, New Jersey, USA Director since: 2020	Dr. Huifeng Chang has served as our senior vice president and chief financial officer since May 2016, and as a director of our company since September 2020. Mr. Chang is also an independent director, chair of the nominating committee, and a member of the audit and compensation committees of Scienjoy Holding Corporation (NASDAQ: SJ). He is also an independent director and a member of the audit committee of Denali Capital Acquisition Corp. (NASDAQ: DECAU). He has 19 years of experience in capital markets, financial investment and risk management. Before joining us, Dr. Chang was the co-head of Sales & Trading at the U.S. subsidiary of China International Capital Corp (“CICC”) from 2010 to 2015. Prior to that, he was the CEO of CSOP Asset Management based in Hong Kong from early 2008 to 2010, investing funds from China in the international markets. From 2000 to 2008, Dr. Chang was vice president and an equity proprietary trader at Citigroup Equity Proprietary Investments in New York. Before going to New York, Dr. Chang worked at Kamakura Corp in Hawaii as a risk consultant to banks in Asia. He received a Ph.D. in soil physics and MBA from University of Hawaii in the early 1990s, M.S. degree from Academia Sinica in 1987 and B.S. degree from Nanjing Agricultural University in 1984.
Areas of expertise/experience
	● Capital Markets ● Risk Management	● Financial Investment ● Strategy
Other public company directorships in the past five years
Scienjoy Holding Corporation Denali Capital Acquisition Corp.
	Board/Committee Membership	Attendance
	Board	8 of 8	100%
Equity Ownership (1)
	Common Shares	Options	Restricted Share Units (RSUs)
	Nil	Nil	152,047(2)

Notes:

(1)	As of April 30, 2023.
(2)	Includes the special award on the CSI Solar IPO.
(3)	Includes common shares, options and RSUs held by Hanbing Zhang, the wife of Dr. Qu.

Director Term Limits and Other Mechanisms of Board Renewal

Four of the eight director nominees joined the Board for the first time within the past three years. The Corporation has not adopted term limits for Board members, but facilitates Board renewal by reviewing and evaluating the performance and independence of Board members and Board committees annually. The Corporation seeks to foster a balance between new perspectives and the experience of seasoned Board members. The Corporation believes a policy imposing a term limit or an arbitrary retirement age would discount the value of experience and unnecessarily deprive the Corporation of the contribution of Board members who have developed a deep knowledge of the Corporation and its businesses over time.

Appointment of Auditors

Management of the Corporation proposes that Deloitte Touche Tohmatsu Certified Public Accountants LLP (DTT LLP) be reappointed as auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration. DTT LLP and its predecessor, Deloitte Touche Tohmatsu CPA Ltd., have been auditors of the Corporation since December 2005. An ordinary resolution needs to be passed by a simple majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote at the Meeting.

STATEMENT OF EXECUTIVE COMPENSATION

General

See Item 6B “Compensation of Directors and Executive Officers ─ Cash Compensation” and “Compensation of Directors and Executive Officers ─ Share-based Compensation” and Item 6C “Board Practices ─ Director Agreements” and “Board Practices ─ Indemnification of Directors and Officers” of Form 20-F.

Employment and Management Contracts

See Item 6C “Board Practices ─ Employment Agreements” of Form 20-F.

Compensation of Directors

See Item 6B “Compensation of Directors and Executive Officers ─ Cash Compensation” and Item 6C “Board Practices ─ Director Agreements” and “Board Practices ─ Indemnification of Directors and Officers” of Form 20-F.

RELATED PARTY TRANSACTIONS

See Item 7 “Major Shareholders and Related Party Transactions” of Form 20-F.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

See Item 6C “Board Practices ─ Interested Transactions” and Item 7B “Major Shareholders and Related Party Transactions - Related Party Transactions” of Form 20-F.

MATERIAL CONTRACTS

See Item 10C “Material Contracts” of Form 20-F.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as disclosed in this Circular, management is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or executive officer or any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting.

OTHER MATTERS

Glossary

The term shareholder refers to a registered holder of common shares. The term common shares refers to common shares in the capital stock of the Corporation.

Date of Information

Except where noted, all information in this Circular is as of May 18, 2023.

APPROVAL OF CIRCULAR BY BOARD

The contents and the sending of this Circular have been approved by the Board.

DATED at Toronto, Canada this 18th day of May, 2023.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu
Shawn (Xiaohua) Qu
Chairman of the Board, President and Chief Executive Officer

SCHEDULE A

FORM 20-F OF CANADIAN SOLAR INC. FOR THE YEAR ENDED DECEMBER 31, 2022

The Form 20-F can be found and viewed on the SEC’s website at www.sec.gov.